     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 22, 2000
                                                      REGISTRATION NO. 333-32176
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                AMENDMENT NO. 1
                                       TO
                                    FORM S-1

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                            ------------------------

                            PAPEREXCHANGE.COM, INC.
               (exact name of registrant as specified in charter)

        DELAWARE                     5113                   04-3505848
(STATE OF INCORPORATION)  PRIMARY STANDARD INDUSTRIAL    (I.R.S. EMPLOYER
                          CLASSIFICATION CODE NUMBER   INDENTIFICATION NO.)

                              545 BOYLSTON STREET
                                  8(TH) FLOOR
                                BOSTON, MA 02116
                                 (617) 536-4310
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                         ------------------------------

                      KENT DOLBY, CHIEF EXECUTIVE OFFICER
                            PAPEREXCHANGE.COM, INC.
                              545 BOYLSTON STREET
                                  8(TH) FLOOR
                                BOSTON, MA 02116
                                 (617) 536-4310

 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         ------------------------------

  COPIES OF ALL COMMUNICATIONS, INCLUDING COMMUNICATIONS SENT TO THE AGENT FOR
                          SERVICE, SHOULD BE SENT TO:

            JOHN R. UTZSCHNEIDER                                   KEITH F. HIGGINS
            JONATHAN K. BERNSTEIN                                    JOHN B. AYER
              BINGHAM DANA LLP                                       ROPES & GRAY
             150 FEDERAL STREET                                 ONE INTERNATIONAL PLACE
              BOSTON, MA 02110                                     BOSTON, MA 02110
               (617) 951-8000                                       (617) 951-7000
            (617) 951-8736 (FAX)                                 (617) 951-7050 (FAX)

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ______

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ______

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ______

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. / /

                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the registrant in connection with the sale of the securities being registered. All amounts are estimates except the SEC registration fee, the NASD fee and the Nasdaq National Market listing fee.

                                                                 AMOUNT
                                                               TO BE PAID
                                                              ------------
SEC registration fee........................................    $ 30,360
NASD fee....................................................           *
Nasdaq National Market listing fee..........................    $  5,000
Printing expenses...........................................           *
Legal fees and expenses.....................................           *
Accounting fees and expenses................................           *
Transfer agent and registrar fees...........................           *
Miscellaneous...............................................           *
                                                                --------
      Total.................................................           *
                                                                ========

------------------------

*   To be provided by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act").

    As permitted by the Delaware General Corporation Law, our Certificate of Incorporation includes a provision that eliminates the personal liability of our directors for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the Delaware General Corporation Law (regarding unlawful dividends and stock purchases) or (iv) for any transaction from which the director derived an improper personal benefit.

    As permitted by the Delaware General Corporation Law, our Bylaws provide that (i) we are required to indemnify our directors and officers to the fullest extend permitted by the Delaware General Corporation Law, subject to certain very limited exceptions, (ii) we may indemnify our other employees and agents as set forth in the Delaware General Corporation Law, (iii) we are required to advance expenses, as incurred, to our directors and executive officers in connection with a legal proceeding to the fullest extend permitted by the Delaware General Corporation Law, subject to certain very limited exceptions and
(iv) the rights conferred in the Bylaws are not exclusive.

    Reference is also made to Section       of the Underwriting Agreement, which
provides for the indemnification of officers, directors and controlling persons of us against certain liabilities. The indemnification provision in the Registrant's Certificate of Incorporation and Bylaws entered into between us and each of our directors and executive officers may be sufficiently broad to permit indemnification of our directors and executive officers for liabilities arising under the Securities Act.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    During the period from April 1998 (inception) through March 1, 2000, we sold and issued the following securities:

    1. In April 1998, one investor purchased 50% of the membership interests of PaperExchange.com, LLC. That investor contributed $2,000,000 in aggregate capital contributions for those membership interests. Also in April of 1998, four other investors contributed an aggregate of $125,000 in cash and other assets in exchange for the remaining 50% of the membership interests.

    2. In April 1999, PaperExchange issued 6,000,000 membership interests to one investor for aggregate consideration of $1,000,000.

    3. In August 1999, PaperExchange issued 966,714 membership interests to nine investors for aggregate consideration of approximately $1,300,000.

    4. In October 1999, PaperExchange issued warrants to nine investors to purchase an aggregate of 5,000,001 membership interests at an exercise price of $2.00 per share.

    5. In December 1999, PaperExchange issued 441,754 membership interests in exchange for a promissory note issued by the investor to us in the amount of $1,052,632.

    6. In December 1999, PaperExchange granted options to purchase 1,767,020 shares of common stock to its chief executive officer for an aggregate exercise price of $4,210,526.

    7. In December 1999, PaperExchange issued and sold 1,572,515 membership interests to five investors for aggregate consideration of $10,000,000.

    8. In February 2000, PaperExchange issued 1,479,894 shares of common stock to one investor for an aggregate consideration of $10,000,000.

    9. Also in February 2000, PaperExchange agreed to issue 503,164 shares of common stock to one investor for approximately $3,400,000.

    10. In February 2000, PaperExchange granted options to purchase 450,000 shares of common stock for an aggregate exercise price of $4,383,000.

    11. In March 2000, PaperExchange issued 519,149 shares of common stock at a purchase price equal to $9.74 per share and a warrant to purchase up to 519,149 shares of common stock at an exercise price of $11.56 per share to one investor.

    12. In March 2000, PaperExchange issued 527,639 shares of common stock to one investor at a purchase price equal to $9.74 per share.

    13. Since inception, PaperExchange has granted options to purchase an aggregate of 3,706,000 shares of common stock to a number of its employees, officers, and consultants.

    The issuances of above securities were intended to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, or Regulation D promulgated thereunder, or, with respect to issuances to employees and consultants under the compensatory stock option plans, Rule 701 promulgated under Section 3(b) of the Securities Act, as transactions by an issuer not involving a public offering or transactions pursuant to compensatory benefits plans and contracts relating to compensation as provided under such Rule 701. The recipients of securities in each such transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distributions thereof and appropriate legends were affixed to the instruments representing such securities issued in such transactions.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) The following exhibits are filed as part of this registration statement:

       EXHIBIT
         NO.                                    DESCRIPTION
---------------------                           -----------
      1.1*              Form of Underwriting Agreement.

      3.1 (a)**         Registrant's Certificate of Incorporation (to be replaced by
                        Exhibit 3.1(b) upon the closing of this offering).

      3.1 (b)*          Form of Registrant's Amended and Restated Certificate of
                        Incorporation (to be effective upon the closing of this offering).

      3.2 (a)**         Registrant's Bylaws (to be replaced by Exhibit 3.2(b) upon the closing of this offering).

      3.2 (b)* Form of Registrant's Amended and Restated Bylaws (to be effective upon the closing of this offering).

      4.1*              Form of specimen stock certificate

      4.2**             Form of Warrant to Purchase Common Stock

      5.1* Opinion of Bingham Dana LLP as to the legality of the securities being registered.

     10.1+              Listing and Strategic Alliance Agreement by and between the
                        Registrant and International Paper Company, each dated as of
                        February 16, 2000.

     10.2+ Alliance Agreement, by and between the Registrant and Impresse Corporation dated as of February 8, 2000.

     10.3+              Alliance Agreement, by and between the Registrant and CH
                        Robinson Worldwide, Inc., dated as of January, 2000

     10.4+ Co-branding Agreement, by and between the Company and VerticalNet, Inc. dated as of September 30, 1999

     10.5+              Supply Agreement, by and between the Registrant and Asia
                        Pulp & Paper Ltd. dated as of February 29, 2000

     10.6+              Participation Warrant, dated as of March 7, 2000, to
                        purchase common stock between the Registrant, as issuer, and
                        Staples, Inc.

     10.7**             Purchase Agreement, by and between the Registrant, Rod
                        Parsley, Madison Dearborn Capital Partners III, L.P. and
                        Special Advisors Fund I, LLC, dated as of December 30, 1999

     10.8**             Purchase Agreement, by and between the Registrant and DSCKW
                        Irrevocable Trust dated as of December 30, 1999

     10.9** Interest Purchase Agreement by and between the Registrant and Kent Dolby dated as of December 20, 1999

     10.10** Equity Option Agreement, by and between the Registrant and Kent A. Dolby, dated as of December 20, 1999

     10.11**            Promissory Note issued by Kent Dolby to the Registrant dated as of December 20, 1999

       EXHIBIT
         NO.                                    DESCRIPTION
---------------------                           -----------
     10.12**            Employment Agreement dated as of December 20, 1999 by and
                        between the Company and Kent Dolby

     10.13** Employment Agreement dated as of April 9, 1998, by and between the Registrant and Hilton Plein

     10.14(a)**         1998 Equity Option Plan, as amended

     10.14(b)**         Form of Stock Option Agreement for 1998 Equity Option Plan,
                        as amended

     10.15(a)**         2000 Equity Incentive Plan

     10.15(b)           Form of Stock Option Agreement for 2000 Equity Incentive
                        Plan

     10.16*             2000 Directors Option Plan

     10.17*             2000 Employee Stock Purchase Plan

     10.18(a)**         Sublease by and between the Image Bank and the Registrant
                        dated as of July 13, 1999, for the premises at 545 Boylston
                        Street, Boston, Massachusetts (2nd Floor)

     10.18(b)           Sublease by and between ICO, LLC and Keith Rodney Company
                        dated June 30, 1998 for the premises at 545 Boylston Street,
                        Boston, Massachusetts (8th Floor)

     10.18(c)           Assignment of Sublease, dated March 19, 1999, by and between
                        Keith Rodney Company and the Registrant

     10.19** Tenancy Agreement, by and between Mr. and Mrs. J. Minshaw and the Registrant, dated as of February 1, 2000 for the premises at 1, 54 Montague Square, London

     10.20**            Park Square Building Commercial Lease, dated as of March 3,
                        2000, by and between OMV Associates Limited Partnership

     10.21              Stockholders' Agreement dated as of February 28, 2000, among
                        PaperExchange.com Inc. and its stockholders named therein

     10.22              Form of Promissory Note dated as of October 15, 1999

     10.23 Amendment to Employment Agreement by and between the Registrant and Hilton Plein dated as of April 9, 1998

     10.24+ Listing Agreement, by and between the Registrant and Staples, Inc., dated as of March 7, 2000

     21                 Subsidiaries of the Registrant

     23.1**             Consent of Ernst & Young LLP

     23.2*              Consent of Bingham Dana LLP

     24.1**             Power of Attorney (See page II-7)

     27.1**             Financial Data Schedule for the year ended December 31, 1999

------------------------

*   To be filed by amendment.

**  Previously filed.

+   Seeking confidential treatment.

    (b) FINANCIAL STATEMENT SCHEDULES. The following financial statement schedule is included as part of this registration statement:

    SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS.

    Other financial statement schedules have been omitted because they are inapplicable or are not required under applicable provisions of regulation S-X, or because the information that would otherwise be included in such schedules is contained in the registrant's financial statements or notes thereto.

ITEM 17. UNDERTAKINGS

    The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes that:

        (1) For the purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rules 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT NO. 1 TO ITS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF BOSTON, COMMONWEALTH OF MASSACHUSETTS, ON MARCH 22, 2000.

                                                       PAPEREXCHANGE.COM, INC.

                                                       By:                /s/ KENT DOLBY
                                                            -----------------------------------------
                                                                            Kent Dolby
                                                              PRESIDENT AND CHIEF EXECUTIVE OFFICER

    PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS AMENDMENT NO. 1 TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

                      SIGNATURE                                    TITLE                    DATE
                      ---------                                    -----                    ----
                                                       President, Chief Executive
                   /s/ KENT DOLBY                        Officer and Director
     -------------------------------------------         (Principal Executive          March 22, 2000
                     Kent Dolby                          Officer)

                 /s/ DUANE DESISTO*                    Chief Financial Officer,
     -------------------------------------------         (Principal Financial and      March 22, 2000
                    Duane DeSisto                        Accounting Officer)

                /s/ ROBERT K. KRAFT*                   Chairman of the Board and
     -------------------------------------------         Director                      March 22, 2000
                   Robert K. Kraft

                 /s/ WALTER BUCKLEY*                   Director
     -------------------------------------------                                       March 22, 2000
                   Walter Buckley

                /s/ WILLIAM HASKELL*                   Director
     -------------------------------------------                                       March 22, 2000
                   William Haskell

               /s/ JONATHAN A. KRAFT*                  Director
     -------------------------------------------                                       March 22, 2000
                  Jonathan A. Kraft

                 /s/ NATHAN LEIGHT*                    Director
     -------------------------------------------                                       March 22, 2000
                    Nathan Leight

               /s/ ROGER WARREN STONE*                 Director
     -------------------------------------------                                       March 22, 2000
                 Roger Warren Stone

                /s/ DAVID WETHERELL*                   Director
     -------------------------------------------                                       March 22, 2000
                   David Wetherell

*By:                     /s/ KENT DOLBY
             --------------------------------------
                           Kent Dolby
                        Attorney-in-fact

                                 EXHIBIT INDEX

       EXHIBIT
         NO.                                        DESCRIPTION
---------------------                               -----------
         1.1*               Form of Underwriting Agreement.

         3.1 (a)**          Registrant's Certificate of Incorporation (to be replaced by
                            Exhibit 3.1(b) upon the closing of this offering).

         3.1 (b)*           Form of Registrant's Amended and Restated Certificate of
                            Incorporation (to be effective upon the closing of this
                            offering).

         3.2 (a)**          Registrant's Bylaws (to be replaced by Exhibit 3.2(b) upon the closing of this offering).

         3.2 (b)*           Form of Registrant's Amended and Restated Bylaws (to be
                            effective upon the closing of this offering).

         4.1*               Form of specimen stock certificate

         4.2**              Form of Warrant to Purchase Common Stock

         5.1* Opinion of Bingham Dana LLP as to the legality of the securities being registered.

        10.1+               Listing and Strategic Alliance Agreement by and between the
                            Registrant and International Paper Company, each dated as of
                            February 16, 2000.

        10.2+ Alliance Agreement, by and between the Registrant and Impresse Corporation dated as of February 8, 2000.

        10.3+               Alliance Agreement, by and between the Registrant and CH
                            Robinson Worldwide, Inc., dated as of January, 2000

        10.4+ Co-branding Agreement, by and between the Company and VerticalNet, Inc. dated as of September 30, 1999

        10.5+               Supply Agreement, by and between the Registrant and Asia
                            Pulp & Paper Ltd. dated as of February 29, 2000

        10.6+               Participation Warrant, dated as of March 7, 2000, to
                            purchase common stock between the Registrant, as issuer, and
                            Staples, Inc.

        10.7**              Purchase Agreement, by and between the Registrant, Rod
                            Parsley, Madison Dearborn Capital Partners III, L.P. and
                            Special Advisors Fund I, LLC, dated as of December 30, 1999

        10.8**              Purchase Agreement, by and between the Registrant and DSCKW
                            Irrevocable Trust dated as of December 30, 1999

        10.9**              Interest Purchase Agreement by and between the Registrant
                            and Kent Dolby dated as of December 20, 1999

        10.10**             Equity Option Agreement, by and between the Registrant and
                            Kent A. Dolby, dated as of December 20, 1999

        10.11**             Promissory Note issued by Kent Dolby to the Registrant dated as of December 20, 1999

        10.12**             Employment Agreement dated as of December 20, 1999 by and
                            between the Company and Kent Dolby

        10.13** Employment Agreement dated as of April 9, 1998, by and between the Registrant and Hilton Plein

        10.14(a)**          1998 Equity Option Plan, as amended

       EXHIBIT
         NO.                                        DESCRIPTION
---------------------                               -----------
        10.14(b)**          Form of Stock Option Agreement for 1998 Equity Option Plan,
                            as amended

        10.15(a)**          2000 Equity Incentive Plan

        10.15(b)            Form of Stock Option Agreement for 2000 Equity Incentive
                            Plan

        10.16*              2000 Directors Option Plan

        10.17*              2000 Employee Stock Purchase Plan

        10.18(a)**          Sublease by and between the Image Bank and the Registrant
                            dated as of July 13, 1999, for the premises at 545 Boylston
                            Street, Boston, Massachusetts (2nd Floor)

        10.18(b)            Sublease by and between ICO, LLC and Keith Rodney Company
                            dated June 30, 1998 for the premises at 545 Boylston Street,
                            Boston, Massachusetts (8th Floor)

        10.18(c)            Assignment of Sublease, dated March 19, 1999, by and between
                            Keith Rodney Company and the Registrant

        10.19**             Tenancy Agreement, by and between Mr. and Mrs. J. Minshaw
                            and the Registrant, dated as of February 1, 2000 for the
                            premises at 1, 54 Montague Square, London

        10.20**             Park Square Building Commercial Lease, dated as of March 3,
                            2000, by and between OMV Associates Limited Partnership

        10.21               Stockholders' Agreement dated as of February 28, 2000, among
                            PaperExchange.com Inc. and its stockholders named therein

        10.22               Form of Promissory Note dated as of October 15, 1999

        10.23 Amendment to Employment Agreement by and between the Registrant and Hilton Plein dated as of April 9, 1998

        10.24+ Listing Agreement, by and between the Registrant and Staples, Inc., dated as of March 7, 2000

        21                  Subsidiaries of the Registrant

        23.1**              Consent of Ernst & Young LLP

        23.2*               Consent of Bingham Dana LLP

        24.1**              Power of Attorney (See page II-7)

        27.1**              Financial Data Schedule for the year ended December 31, 1999

------------------------

*   To be filed by amendment.

**  Previously filed.

+   Seeking confidential treatment.